Exhibit d 9 a

MAINSTAY VP FUNDS TRUST

AMENDMENT TO SUBADVISORY AGREEMENT

This Amendment to the Subadvisory Agreement, is made as of the 1st day of October, 2018, between New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”) and T. Rowe Price Associates, Inc. (the “Subadvisor”).

WHEREAS, the Manager and the Subadvisor are parties to the Subadvisory Agreement, dated February 13, 2012, and any amendments thereto (“Agreement”); and

WHEREAS, the Manager and the Subadvisor hereby wish to amend Schedule A of the Agreement to reflect a revised subadvisory fee with respect to the MainStay VP T. Rowe Price Equity Income Portfolio.

NOW, THEREFORE, the parties agree as follows:

(i)	Effective October 1, 2018, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers and attested effective as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:	/s/ Thomas Lynch	By:	/s/ Yie-Hsin Hung
Name:	Thomas Lynch	Name:	Yie-Hsin Hung
Title:	Director and Associate General Counsel	Title:	Chief Executive Officer

T. ROWE PRICE ASSOCIATES, INC.

Attest:	/s/ Savonne Ferguson	By:	/s/ Terence Baptiste
Name:	Savonne Ferguson	Name:	Terence Baptiste
Title:	Vice President	Title:	Vice President

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SCHEDULE A

(As of October 1, 2018)

As compensation for services provided by Subadvisor, the Manager will pay the Subadvisor and Subadvisor agrees to accept as full compensation for all services rendered hereunder, at an annual subadvisory fee equal to the following:

Portfolio	Annual Rate
MainStay VP T. Rowe Price Equity Income Portfolio

0.475% on assets up to $50 million; and

0.425% on assets over $50 million

When assets exceed $100 million:
0.375% on all assets

When assets exceed $200 million:
0.325% on all assets

When assets exceed $500 million:
0.30% on assets up to $500 million; and

0.275% on assets over $500 million
When assets exceed $1 billion:

0.275% on all assets
When assets exceed $1.5 billion:

0.25% on all assets

The portion of the fee based upon the average daily net assets of the Allocated Assets shall be accrued daily at the rate of l/(number of days in calendar year) of the annual rate applied to the daily net assets of the Allocated Assets.

Payment will be made to the by the 10th business day of the month.